SUBURBAN PROPANE

One Suburban Plaza * 240 Route 10 West * P.O. Box 206 * Whippany, NJ 07981-0206
                              Office 201-887-5300


Contact:   Mark Alexander
           Executive Vice Chairman
           Suburban Propane Partners, L.P.
           201-887-5300

                                                           For Immediate Release
                                                           ---------------------


             SUBURBAN PROPANE PARTNERS, L.P. ELECTS DUDLEY C. MECUM
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                             TO BOARD OF SUPERVISORS
                             -----------------------

Whippany, New Jersey, August 6, 1996 -- Suburban Propane Partners, L.P. (NYSE:SPH) has elected Dudley C. Mecum to the Company's Board of Supervisors.

Mr. Mecum is a partner of G.L.Ohrstrom,Inc., a New York-based leveraged buy out group. In the past, Mr. Mecum has served as Group Vice President of Combustion Engineering, Inc., as Senior Partner of KPMG Peat Marwick, LLP., Assistant Secretary of the US Army - Installation and Logistics Department of Defense, and Assistant Director for Management and Organization for the Office of Management and Budget.

"We are very pleased Dudley Mecum has agreed to serve as an elected supervisor on our board," said Mark A. Alexander, Suburban Propane's Executive Vice Chairman. "We will benefit from his diverse and extensive management expertise and board experience."

Mr. Mecum's other board appointments include Travelers Group, Inc., Travelers/Aetna Property & Casualty Corporation, Lyondell Petrochemical Company, Fingerhut Companies, Inc., DynCorp, Vicorp Restaurants, Inc., Roper Industries, Inc. and Harrow Industries, Inc. Mr. Mecum holds a B.A. degree from Ohio Wesleyan University and an M.B.A. from Harvard Business School.

Suburban Propane Partners, L.P. is a publicly traded partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the retail propane business since 1928 and is the nation's third largest propane gas marketer. The Company serves more than 700,000 active residential, commercial, industrial and agricultural customers through more than 350 sales and service centers in more than 40 states. Suburban Propane successfully completed a 21.6 million unit initial public offering in March 1996.